EXHIBIT 10.12(c)

	FIRST AMENDMENT TO SEVERANCE AGREEMENT
	FOR
	KERRY B. SKEEN


	THIS FIRST AMENDMENT TO THE SEVERANCE AGREEMENT dated October 18, 1995 by and between ATLANTIC COAST AIRLINES, INC., a Delaware corporation (the "Company") and KERRY B. SKEEN ("Skeen") (the "Agreement") is made and entered into as of this 16th day of October, 1996, effective as of October 16, 1996 (the "Effective Date"), by and between the Company and Skeen.

	1.	Item 5A of the Agreement is hereby amended to replace the words
"Two Hundred Fifty Thousand Dollars ($250,000)" with "Two Hundred Seventy Thousand Dollars ($270,000)."

	2.	Item 5D (ii) is hereby deleted in its entirety and replaced with the following:

			"(ii)	The Company shall, except as provided in paragraph
5D(iii) below, each year as required under the Split Dollar Agreement and the related policy, pay, on or before the due date(s) under the terms of the policy, the entire amount of the annual premium due on the policy acquired pursuant to the terms of the Split Dollar Agreement. Effective October 16, 1996, the annual premium due on the policy will be determined by multiplying Skeen's annual base salary for the then current year by a percentage equal to thirty percent (30%) of said salary. The face amount of the policy will not be less than one million seven hundred thousand dollars ($1,700,000)."

	3.	Item 5D (vi) is hereby deleted in its entirety and replaced with the following:

			"(vi)	In the event that Skeen's employment with the Company
is terminated by the Company for other than "for cause" (as hereinafter defined) or should Skeen elect to resign his employment with the Company for any reason or no reason, the Company shall pay to Skeen a "Deferred
Compensation" amount equal to the applicable vested percentage of the total policy premiums paid by the Company pursuant to the Split Dollar Agreement.
The applicable vested percentage shall be determined as follows:

		Years of Service 				Percentage Vested

		1-4						0%
		5						25%
		6						35%
		7						50%
		8						65%
		9						80%
		10						100%

		For purposes of determining Years of Service, Skeen will be credited with a "Year of Service" for completion of each twelve (12) consecutive month period of employment with the Company, beginning January 1, 1996.  Said
Deferred Compensation amount shall be paid in a single lump sum payment within fifteen (15) days after the termination date as specified in this Paragraph D.

		Notwithstanding the foregoing, in the event of a change in control (as defined in Item 8 of this Agreement) of the Company, Skeen shall become immediately 100% vested in his Deferred Compensation amount.

		The Company shall release its interest in the policy, or a portion thereof, on Skeen's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that such released interest equals the Deferred Compensation amount paid to Skeen pursuant to this Paragraph D. The Company agrees that the amount of any such release of interest by the Company shall reduce the amount of "Liabilities" (as such term is defined in the Agreement of Assignment of Life Insurance Death Benefit As Collateral entered into between Skeen and the Company in connection with the Split Dollar Agreement) owed to the Company in connection with the Split Dollar Agreement and related Collateral Assignment Agreement. Accordingly, the Company also agrees to reduce its collateral assignment of the policy pursuant to the Split Dollar Agreement and related Collateral Assignment Agreement."

		IN WITNESS WHEREOF, the Company has hereunto caused this Amendment to be executed by a duly authorized officer and Skeen has hereunto set his hand as of the day and year first above written.





		KERRY B. SKEEN


		COMPANY:

		ATLANTIC COAST AIRLINES, INC.



		By:

		Date:




	Attest/Date








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